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                                                                    EXHIBIT 11.1



                     FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                          COMPUTATION OF EARNINGS PER SHARE


    Net income applicable to common and common equivalent shares and the weighted average number of shares used in the calculation of earnings per share for the three-month periods ended August 31, 1997 and 1996 were as follows (in thousands, except per share amounts):

                                                          Three Months Ended
                                                              August 31,
                                                        ----------------------
                                                          1997          1996
                                                        --------      --------

Net income applicable to common and
  common equivalent shares. . . . . . . . . . . . .     $143,257      $ 61,950
                                                        --------      --------
                                                        --------      --------

Average shares of common stock outstanding. . . . .      114,970       113,844
Common Equivalent Shares:
  Assumed exercise of outstanding dilutive
    options . . . . . . . . . . . . . . . . . . . .        6,999         5,233
  Less shares repurchased from proceeds of assumed
    exercise of options . . . . . . . . . . . . . .       (4,626)       (4,143)
                                                        --------      --------

Average common and common equivalent shares . . . .      117,343       114,934
                                                        --------      --------
                                                        --------      --------

Earnings per share. . . . . . . . . . . . . . . . .     $   1.22      $    .54
                                                        --------      --------
                                                        --------      --------

    The computation of the number of shares repurchased from the proceeds of the assumed exercise of outstanding dilutive options is based upon the average market price of the Company's common stock during the periods. Common equivalent shares are excluded in periods in which their assumed exercise would have an anti-dilutive effect.

    Fully diluted earnings per share are substantially the same as earnings per share.